CONVERSION AND SETTLEMENT AGREEMENT
                       -----------------------------------

            This CONVERSION AND SETTLEMENT AGREEMENT (this "Agreement") dated as of November 21, 2005, by and among GCH Capital, Ltd., a California corporation ("GCH"), Palisades Capital, LLC, a Nevada limited liability company ("Palisades") and Dojo Investments, Ltd., a Nevada limited liability company ("Dojo," and, together with GCH and Palisades, the "Creditors") and Satellite Enterprises Corp., a Nevada corporation (the "Company").

            WHEREAS, Creditors have purchased, and are now the holder, of all rights under the following agreements originally entered into between the Company and each of Greenwich Growth Fund Limited, Whalehaven Fund Limited, Stonestreet LP, Cong, Sharei Chaim Inc. (but later assigned to Averim, Inc.), Alpha Capital AG, Zenny Trading Limited, Gamma Opportunity Capital Partners, LP, Longview Fund, LP, Longview Equity Fund, LP, Longview International Equity Fund, LP and Ellis International Limited, Inc. (all collectively the "Prior Securities Holders"):

            a.    Securities Purchase Agreement, dated as of May 19, 2004, as amended to date (the "Securities Purchase Agreement");
            b.    Warrant, dated as of May 19, 2004, as amended to date (the
                  "Warrants"), pursuant to which the Prior Securities Holders have the right to purchase a total of 10,869,565 shares of common stock of the Company;
            c.    Registration Rights Agreement, dated as of May 19, 2004, as amended to date (the "Registration Rights Agreement");
            d.    Amendment No. 1, dated as of October 29, 2004, to Securities
                  Purchase Agreement dated as of May 19, 2004, as amended to date (the "First Amendment");
            e. Debenture, as defined in the First Amendment, with a current principal balance of $380,000 (the "Debentures," and, together with the First Amendment, the Registration Rights Agreement, the Warrant and the Securities Purchase Agreement, the "Transaction Documents").

            WHEREAS, the Company has requested that Creditors assist the Company in its effort to effect a recapitalization and pay off and/or conversion of certain debt obligations from the Company's balance sheet, including the repayment of approximately $380,000 of debt and conversion of an additional $3,000,000 of debt at a conversion price of $0.0075 per share;

            WHEREAS, the Company and Creditors are disputing the rights of Creditors under the Transaction Documents to anti-dilution protection and reset provisions, in that the Company and Creditors disagree on the exact anti-dilution rights Creditors are entitled to, and the exact number of shares Creditors are entitled to under the reset provisions in the Transaction Documents;


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

            WHEREAS, Creditors have alleged that due to certain disclosed transactions pursuant to which the Company is or will convert approximately $3,000,000 of debt into shares at $0.0075 per share, the Creditors are entitled to a reduction in the exercise price of their Warrants to $0.0075, to reset rights which would result in an issuance to Creditors of at minimum 50 million shares and possibly as high as 266 million shares, and to convert the Debentures into not less than 56 million shares;

            WHEREAS, to assist the Company as requested, and to settle any dispute as to the number of shares the Creditors are entitled to receive, the Creditors have agreed to convert their Debentures and Warrants into 49,500,000 shares of the Company's common stock pursuant to the reset and anti-dilution provisions of the Debentures and Warrants, and release the Company from any and all further obligations under the Transaction Documents, other than the obligation to keep the currently effective registration statement current and effective;

            WHEREAS, as a condition to Creditors entering into this Agreement, the Creditors have required that the Company convert not less than $3,000,000 of its current debt into equity at a conversion price of $0.0075, and the Company has agreed to this condition, and has represented that the Company has secured the consent and agreement of the debt holders to effect such conversion;

            NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   CONVERSION

            Section 1.1 Conversion. The Company and Creditors hereby agree that the warrant exercise price is herby adjusted to an aggregate of $81,521.74, and the number of shares issuable upon exercise of the warrants and conversion of the Debentures (including any unpaid interest on such Debentures) and upon reset of the common stock purchase price is agreed to be 49,500,000 shares of the Company's common stock. The parties agree and acknowledge that this is a reasonable and best estimate of the rights under the Debentures and the Warrants under the price protection and anti-dilution provisions in such agreements. The parties further acknowledge that the issuance of the 49,500,000 shares of the Company's common stock pursuant to this paragraph shall satisfy all rights to reset, price protection and anti-dilution rights contained in the Transaction Documents, and all such rights shall be deemed fully satisfied and terminated upon issuance of such shares. The shares of common stock shall be issued as follows:

                  GCH Capital, Ltd.            24,660,784
                  Palisades Capital, LLC       12,419,608
                  Dojo Investments, LLC        12,419,608


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

            The shares issuable to GCH Capital shall be allocated among warrant exercise shares, shares issuable upon conversion of debentures and shares issuable upon reset rights to the maximum extent to shares that have been, and are currently, registered on its currently effective registration statement. The Company represents and warrants that its registration statement on Form SB-2 is current and effective at this time, and 19,660,784 of the shares issued to GCH Capital have been registered under such registration statement. The remaining shares are restricted securities; provided, however, that the Company represents and warrants that the Warrants have been held by third parties who are not affiliates of the Company, and were fully paid for, since May 19, 2004, and the Debentures were issued and fully paid for on October 29, 2004.

            Section 1.2 Purchase Price. Creditors shall pay the warrant exercise price within ten business days of their receipt of the Shares.

            Section 1.3 Closing. The closing of the transactions referred to in
Section 1.1 hereof (the "Closing") shall take place as soon as possible after full execution of this Agreement, or at such other time as the parties may agree upon. Such time and date are herein referred to as the "Closing Date."

                                   ARTICLE II

                         REPRESENTATIONS OF THE COMPANY

            The Company represents and warrants, as follows:

            Section 2.1 Common Stock. The Common Stock to be delivered to Creditors shall be validly issued, duly authorized, fully paid and non-assessable, and have been registered pursuant to an effective registration statement. The Company shall continue to keep such registration statement effective, and shall comply with all obligations under the Registration Rights Agreement.

            Section 2.2 Authorization and Validity of Agreement. The Company has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Creditors, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.


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

            Section 2.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated herein and the other transactions contemplated hereby
(a) will not violate the provisions of the Certificate of Incorporation or Bylaws of the Company, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Company is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date (as defined in Section 1.3), and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Company is a party, or by which they or any of its properties or assets may be bound.

                                   ARTICLE III

                               CERTAIN AGREEMENTS

            Section 3.1 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

            Section 3.2. Recapitalization.

            The Company has informed Creditors that it has reached an agreement to convert $3,000,000 of accounts payable, notes payable and debentures, not including accrued and unpaid interest, late charges, penalties and default fees (if any), into a total of 244,231,729 shares of common stock and 155,768 shares of a new series of Class A Preferred Stock which is convertible into 155,768,000 shares of common stock. This represents conversion of the debt into equity at the rate per share equal to the amount of total assets of the Company per share of outstanding common stock as of June 30, 2005, or $0.0075 per share. The Company agrees that it will commence the issuance of the preferred stock and complete the issuance of the common stock prior to the Closing Date, and shall have completed the conversion of such debt as described herein within thirty days following the Closing Date.


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

                                   ARTICLE IV

                                 MUTUAL RELEASE

            Section 4.1 Mutual Release of Claims.

            (a) Creditors on the one hand, and the Company on the other hand, for itself and its respective past, present and future administrators, affiliates, agents, assigns, attorneys, successors and transferees, and all persons acting by, through, under or in concert with any of them, and each of them, hereby releases and discharges (i) the other party to this Agreement and its past, present and future administrators, affiliates, agents, attorneys, directors, employees, insurers, officers, managers, parents, partners, predecessors, representatives, servants, subsidiaries, successors, transferees, underwriters, and each of them; and (ii) each of their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees, underwriters, clients, customers, and each of them; and (iii) all persons acting by, through, under or in concert with any of them, of and from any and all actions, causes of action (including causes of action for tortious conduct, fraud, fraudulent inducement or otherwise), claims, costs, damages, debts, demands, expenses, liabilities, losses and obligations of every nature, character and description, known or unknown, suspected or unsuspected, actual or contingent, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter, cause or thing whatsoever incurred, done, omitted or suffered to be done arising out of, or which may hereafter be claimed to arise out of, related to or in any way directly or indirectly connected with any events, facts, circumstances or conditions that exist or existed on or prior to the date hereof (all such released or discharged items, collectively, the "Released Claims"). Notwithstanding the foregoing, the Released Claims shall not include any claim under any of the Transaction Documents, other than any rights to anti-dilution protection, price protection, pre-emptive or similar rights (all of which are forever released and deemed satisfied by this Agreement); provided, however, that any prior breach of any covenant or obligation under the Transaction Documents by any party is hereby waived.

            (b) Representations and Covenants. In addition to the representations contained in this Agreement, each of Creditors and the Company, for itself and no other person, represents and warrants as follows in connection with the release contained herein:

                  (i) Each of the Parties acknowledges that there is a risk that subsequent to the execution of this Agreement, one or more Parties will incur or suffer loss, damages or injuries which are in some way caused by or related to the Released Claims, but which are unknown and unanticipated at the time this Agreement is signed. All parties do hereby assume the above-mentioned risk and understand that this Agreement SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED RESULTS OF THE TRANSACTIONS AND OCCURRENCES DESCRIBED ABOVE, AS WELL AS THOSE KNOWN AND ANTICIPATED, each of the Parties acknowledges in executing the releases (the "Releases") contained in this Agreement, that each does so with full knowledge of any and all rights and benefits that each might otherwise have had under California Civil Code Section 1542, and each, upon the advice of counsel, hereby waives and relinquishes any and all such rights and benefits. Each of the Parties acknowledges and agrees that this waiver is an essential and material term hereof, without which this Agreement (including, without limitation, the Releases) would not have been entered into. Section 1542 reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."


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

                  (ii) Each of the Parties certifies that it has read the foregoing recitation of Section 1542 and understands the meaning of such section. Each of the Parties further acknowledges that each may hereafter discover facts different from or in addition to those known or believed to be true with respect to the Released Claims. Each of the Parties agrees that the Releases shall be and shall remain effective in all respects, notwithstanding any such different or additional facts, or any facts which are intentionally concealed from either party by the other. In this regard, and without limitation, each of the Parties declares that it realizes that it may have damages it presently knows nothing about and that, as to them, they have been released pursuant to the Releases. Each of the Parties further declares that it understands that the parties being released would not have agreed to compromise their respective claims if the Releases did not cover damages and their results which may not yet have manifested themselves or which may be unknown or not anticipated at the present time.

                  (iii) The Releases shall not be deemed an admission by any of the Parties of any sort.

                  (iv) Each of the Parties represents and warrants that it alone is the owner of the Released Claims, that it has not heretofore assigned or transferred, nor purported to assign or transfer to any third party, and is not aware of any third party, who might assert some interest in any of the Released Claims. Each Party further agrees to indemnify, defend and hold harmless the other from all liability, claims, demands, damages, costs, expenses and attorneys' fees incurred by the other Party as a result of any third party asserting any such assignment or transfer of any such interest, right or claim.

                  (v) Each of the Parties represents and warrants that none of the Released Claims is subject to any purported or actual lien, security interest, encumbrance or other contractual right of any third party. Each Party further agrees to indemnify, defend and hold harmless the other from all liability, claims, demands, damages, costs, expenses and attorneys' fees incurred by the other Party as a result of any third party asserting the existence of any of the foregoing.

                  (vi) Each of the Parties acknowledges that it has read this Agreement, has been, or has had the opportunity to be, represented by independent counsel of their own choice in connection with the circumstances leading up to the execution of the Releases, understands the terms, conditions and consequences of the Releases, and is freely and voluntarily entering into the Releases.

                  (vii) By execution of this Release, each releasing party represents and warrants to the released party that no Claim that he, she or it has, had, might have or might have had in the past against any person or entity released hereby, has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party. Each releasing party expressly represents and warrants to the other that he, she or it has full authority to enter into this Release and to release any and all Claims he, she or it now has, had, might have or might have had in the past against each person or entity released hereby.


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

                                    ARTICLE V

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            Section 5.1 Survival of Representations. The representations and warranties set forth in this Agreement shall survive for three years after the Closing Date.

                                   ARTICLE VI

                                  MISCELLANEOUS

            Section 6.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. The Company has agreed to reimburse Creditors the sum of $1,521.74 towards its legal fees in documenting this transaction.

            Section 6.2 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            Section 6.3 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.


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            Section 6.4 Assignments, Successors and No Third-Party Rights. No
party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

            Section 6.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            Section 6.6 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" and "Sections" refer to the corresponding Articles and Sections of this Agreement.

            Section 6.7 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            Section 6.8 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, so long as such facsimile or e-mail is followed by a copy sent by mail; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated on the signature page hereof (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties).


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

            Section 6.9 Governing Law; Consent to Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any proceeding, action, litigation or claim (a "Proceeding") arising out of or relating to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law. If, for any reason, the waiver of a jury trial is not enforceable, then the parties agree to resolve any dispute arising under or related to this Agreement through binding arbitration conducted in Santa Monica, California through JAMS.

            Section 6.10 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

            Section 6.11 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.


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

      IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by their respective officers who have been duly authorized, all as of the day and year first above written.

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GCH CAPITAL, LTD.                               SATELLITE ENTERPRISES CORP.


BY:                                             BY:
  -----------------------------                    -----------------------------
C. Cunningham, Secretary                        Name:
                                                Title:

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PALISADES CAPITAL, LTD.                         DOJO INVESTMENTS, LLC


BY:                                             BY:
  -----------------------------                    -----------------------------
R.H. Brietman, President                        A. Kaplan, President

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